EXHIBIT 21.1

Subsidiaries of National Commerce Corporation

Name of Subsidiary	Jurisdiction of Organization
National Bank of Commerce	United States of America
CBI Holding Company, LLC	Delaware
Corporate Billing, LLC	Alabama
CBI Real Estate Holdings, LLC	Alabama
National Commerce Risk Management, Inc.	Alabama

In addition to doing business as National Bank of Commerce, National Bank of Commerce does business under the following trade names:

●	United Legacy Bank, a division of National Bank of Commerce

●	Reunion Bank of Florida, a division of National Bank of Commerce

●	Patriot Bank, a division of National Bank of Commerce

●	Premier Community Bank of Florida, a division of National Bank of Commerce

●	FirstAtlantic Bank, a division of National Bank of Commerce

●	Private Bank of Buckhead, a division of National Bank of Commerce

●	Private Bank of Decatur, a division of National Bank of Commerce

●	Private Plus Mortgage, a division of National Bank of Commerce

●	First Landmark Bank, a division of National Bank of Commerce